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EXHIBIT 10.50


November 2, 1999

Timothy J. Rink, M.D., Sc.D.
Chairman & Chief Executive Officer
Aurora Biosciences Corporation
11010 Torreyana Road
San Diego, CA  92121

Dear Tim:

This letter agreement ("Agreement") sets out the terms for your part-time employment with Aurora Biosciences Corporation (the "Company") as well as the terms under which you will act as Chairman of the Company's Board of Directors (the "Board"). This Agreement will become effective November 8, 1999, consequent to Stuart Collinson's appointment as Chief Executive Officer of the Company.

- COMPENSATION AND HOURS FOR 1999. Your work schedule, compensation,executive bonus plan for 1999, and fringe benefits will remain at their current levels through December 31, 1999. It is understood that you will take Paid Personal Leave ("PPL") from December 13 through December 23 and that you will be paid holiday pay for December 24 through December 31, 1999.

- CHAIRMANSHIP OF BOARD OF DIRECTORS. Beginning January 1, 2000 and as long as you serve as Chairman of the Board, you will receive fees for meetings comparable to the fees received by other non-executive directors, namely $2,500.00 per Board meeting attended by you in person, $500.00 per telephone or committee meeting in which you participate.

     You will also receive a quarterly Chairman's fee of $2,500.00, payable in advance on the first day of each quarter for as long as you remain Chairman of the Board.

-    PART-TIME EMPLOYMENT.
     -        Areas of service include: recruitment; customer relations;
              business development; strategic alliances; investor relations; organization development; scientific and technical review and any other areas in which the Board requests your service.

     -        Reporting to: Chief Executive Officer

     - Hours: You agree to provide 28 days of service per quarter, up to 15 of which may, at the Company's request be performed at the Company's San Diego headquarters or elsewhere in the USA, and the remainder will be in Europe, where it is understood you will be residing.

     - You will not be required to make more than four visits to the USA in any quarter.

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     -        Compensation: You will be paid $70,000 per quarter in advance, subject to applicable deductions and withholdings.

     - Expenses: The Company will pay reasonable and documented travel and incidental business expenses including: business-class air travel for inter-continental flights for business performed in the USA at the Company's request, car rental and hotel-suite accommodations for work periods in San Diego.

     - Secretarial assistance and other facilities: You will receive reasonable secretarial assistance and office facilities at the Company's San Diego headquarters.

     - COBRA: The Company will reimburse you for the costs of your COBRA coverage or the premiums for medical coverage similar to your current Company sponsored medical coverage (excluding family members) during your service as a part-time employee.

     - The Company's Business is a Priority: You agree that so far as reasonably practicable the Company's business will take precedence over any other professional work obligations in which you are or become involved.

     - Other professional activities: You agree that you will not provide more than eighteen (18) days' paid work to third parties per quarter. You agree that such third party work shall not conflict with the Company's business interests. You further agree to notify the CEO of the Company of the identity and nature of work involved in any third party affiliations during the term of this agreement.

     - Term: Beginning April 30, 2000, other than termination for "cause" as defined in Attachment A, your employment with the Company may be terminated by either the Company or you for any reason or no reason with a minimum of 60 days' written notice to the other party. The Company retains the right to pay you severance in lieu of notice in exchange for your signature of a release of claims, in the form attached hereto as Attachment B.

     - Stock Options: All of the stock options to purchase Company Common Stock which have been granted to you and dated February 18, 1997 and July 23, 1998 will continue to vest pursuant to the current vesting schedules as provided in the Company's 1996 Stock Plan, as long as you are serving as Chairman of the Board or a part-time employee to the Company pursuant to this Agreement.

     - Employee Proprietary Information & Inventions Agreement: The conditions of the Employee Proprietary Information & Inventions Agreement you executed on February 20, 1996, and attached hereto as Attachment C, will remain in effect during and beyond the term of your employment with the Company as provided therein.

     - This Agreement is subject to satisfactory proof of your right to work in the USA.


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This Agreement is made in San Diego, California. This Agreement shall be construed and interpreted in accordance with the laws of the State of California. Once signed by you this Agreement will constitute the complete, final and exclusive agreement between you and the Company relating to the terms and conditions of your employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Company and you.



Yours sincerely,

/s/ James Blair                                       /s/ Hugh Rienhoff, Jr.
--------------------                                  ------------------------
James Blair, Ph.D.                                    Hugh Rienhoff, Jr., M.D.
Compensation Committee of the Board of Directors

Cc:      S. Collinson, President
         P. Fritz, Senior Director, Human Resources

I accept the terms and conditions outlined in this Agreement.


 /s/ Timothy J. Rink
---------------------------
Timothy J. Rink, M.D., Sc.D.


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                                  ATTACHMENT A

Termination by the
Company for Cause:                 The Company may immediately terminate your
------------------                 employment "for cause" at any time without
                                   any prior written notice to you. Termination shall constitute a termination "for cause" if such termination is for one or more of the following causes, as found by the Board of Directors of the Company by a resolution duly adopted by a majority of its members, excluding you if you are then a member of the Board (a copy of which resolution shall be delivered to you):

                          (i) your substantial and continuing willful or grossly negligent failure to perform your duties substantially in accordance with your responsibilities, which materially and adversely affects the business, prospects, financial condition, operations, property or affairs of the Company, after 30 days notice from the Board of Directors of the Company (so long as such failure is continuing), such notice setting forth in reasonable detail the nature of such failure;

                          (ii) the commission by you of an act of willful misconduct, fraud or embezzlement, which results in material loss, damage or injury to the Company, whether directly or indirectly, or the commission by you of any other action with the intent to injure materially the Company which could, in the reasonable opinion of the Board of Directors, result in material harm to the Company;

                          (iii) if you are convicted of a felony, either in connection with the performance of your responsibilities for the Company or which shall materially adversely affect your ability to perform your responsibilities for the Company; or

                          (iv) the commission of an act which constitutes unfair competition with the Company or with the intent of inducing any third party to breach a material contract with the Company or the willful and materially injurious unauthorized disclosure of any trade secret or confidential information of the Company.

                                   In the event of a termination "for cause"
                                   pursuant to the provisions of clauses (i)
                                   through (iv) above, inclusive, you shall be
                                   entitled to no severance or other termination benefits except as required by law.
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                              ATTACHMENT B
                     RELEASE AND WAIVER OF CLAIMS

         In consideration of the payments and other benefits set forth in the Employment Agreement dated November 2, 1999, to which this form is attached, I, TIMOTHY J. RINK, M.D., SC.D., hereby furnish AURORA BIOSCIENCES CORPORATION (the "Company"), with the following release and waiver ("Release and Waiver").

         I hereby release, and forever discharge the Company, its officers, directors, agents, employees, stockholders, successors, assigns affiliates and Benefit Plans, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including my employment Termination Date with respect to any claims relating to my employment and the termination of my employment, including but not limited to, claims pursuant to any federal, state or local law relating to employment, including, but not limited to, discrimination claims, claims under the California Fair Employment and Housing Act, and the Federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"), or claims for wrongful termination, breach of the covenant of good faith, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation.

         I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

         I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the Release and Waiver granted herein does not relate to claims which may arise after this Release and Waiver is executed; (b) I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and if I am over 40 years of age upon execution of this Release and Waiver: (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired.

Date:     November 2, 1999                By: /s/ Timothy J. Rink
                                              ---------------------------
                                              TIMOTHY J. RINK, M.D., SC.D.